Exhibit 99.1

OceanFirst Financial Corp.

OceanFirst Bank

CODE OF ETHICS

AND

STANDARDS OF PERSONAL CONDUCT

NOVEMBER 19, 2003

CODE OF ETHICS

AND

STANDARDS OF PERSONAL CONDUCT

TABLE OF CONTENTS

I. PURPOSE	1

II. SCOPE	1

III. OVERALL POLICY	1

IV. SPECIFIC POLICIES

A. Conflicts of Interest	1

B. Protection of Confidential Information	2

C. Investments	2

D. Outside Activities	4

E. Board Directorships and Partnerships	4

F. Improper Payments	4

G. Trade Associations and Relations with Competitors	4

H. Advertising Policy	4

I. Political Activity/Contributions/Political Action Committees	4

J. Public Statements	5

K. Financial Responsibility	5

L. Use of Bank Letterhead or Postage	5

M. Personal Conduct	5

N. Receipt of Benefits	5

O. Loans to Representatives	5

P. Transactions with the Bank/Holding Company	6

Q. Obligations Regarding Financial Information, Records and Disclosures	6

R. Accounting or Auditing Matters	7

S. Compliance	7

T. Code Violations	7

U. Securities Policies and Insider Trading	7

V. Amendments or Waivers for Senior Financial Officers	8

V. ADMINISTRATION AND RESPONSIBILITY FOR COMPLIANCE	8

EXHIBIT A

CODE OF ETHICS

AND

STANDARDS OF PERSONAL CONDUCT

I.	PURPOSE

This Policy establishes the standards of ethical business behavior and personal conduct for the directors, officers, employees, attorneys and/or agents (together referred to as “Representatives”) of OceanFirst Financial Corp. (the “Holding Company”), OceanFirst Bank (the “Bank”) and their subsidiaries. The term “OceanFirst” means the Holding Company, the Bank and their subsidiaries.

Fundamental to OceanFirst’s continued success is the perpetuation of integrity and the highest ethical standards among all of OceanFirst’s Representatives. The intent of this policy is to safeguard OceanFirst’s tradition of strong moral, ethical and social standards of conduct. This policy is not a replacement for policies and procedures that address the specifics of our business or which may impose stricter or more detailed requirements.

II.	SCOPE

This policy applies to all Representatives of OceanFirst.

III.	OVERALL POLICY

A bank, as a business built upon public trust and confidence, depends upon a favorable perception by customers, shareholders, federal and state regulators and others in both the business community and the general community. It is imperative that OceanFirst Representatives conduct their business and personal actions honestly and ethically. Representatives must ensure that no one observing their actions would have reason to believe that even the slightest irregularity or impropriety in their conduct exists or could be implied.

Since OceanFirst is a publicly traded company, it is particularly critical that OceanFirst Representatives learn about and comply with securities law requirements and restrictions concerning trading company stock while occupying insider positions, as well as the prohibition on disclosing material information relating to the Holding Company or the Bank, which is not generally available to the public.

IV.	SPECIFIC POLICIES

A.	Conflicts of Interest

1.

Representatives of OceanFirst are expected to conduct their private business and personal activities involving OceanFirst, its customers or third parties honestly, ethically and in a manner that avoids conflicts of interest. A conflict of interest cannot be defined precisely, only illustrated. The basic factor that exists in all conflict situations is a division of loyalty between the company’s best interests and the personal interests of the individual. The following examples illustrate types of situations that may cause conflicts:

2.	A Representative has a personal financial interest in an outside business or venture that conducts business or has a financial relationship with OceanFirst so that one’s judgment on behalf of OceanFirst might reasonably be influenced by that outside relationship.

3.	A Representative may not advance his or her personal or business interests, or those of someone with whom he or she has a personal or business relationship at the expense of OceanFirst. On any matter coming before the Board of Directors in which a Representative has an interest, he or she shall disclose to the Board: 1) the nature and extent of the interest; 2) all material non-privileged information and facts as to the matter under consideration; and 3) the Representative shall refrain from participating in and, if a director, from voting following the Board’s deliberations.

4.	Representatives may not take personal advantage of corporate opportunities which are of present or practical advantage to OceanFirst and which are within the corporate powers of OceanFirst.

5.	No lending officer or employee should loan, review a loan or make any decision regarding a loan to himself or herself or to any customer, syndicate or corporation in which he or she has a present or prospective financial interest.

B.	Protection of Confidential Information

1.	All OceanFirst Representatives shall be supplied with, acknowledge and honor the terms of the Privacy Policy adopted by the Board of Directors. In addition to possible penalties imposed by any state or federal regulation or statute, violation of the Policy, if proven, will subject the Representative to discharge or removal from his/her position of trust.

2.	Except for information authorized for public disclosure by the Board of Directors, or as required or permitted by appropriate governmental agency or law, no financial or other information regarding OceanFirst or any of its activities is to be provided to any person not employed by OceanFirst.

C.	Investments in Customers and Suppliers

1.

No investment interest, direct or indirect, in the business of any of the Bank’s customers or suppliers is permitted except as outlined below in paragraphs 2a, 2b and 3. Any exceptions must be reported to and approved in advance by the Board of Directors. This prohibition applies to all OceanFirst Representatives and their families and to all forms of investment including, but not limited to, securities, investment in proprietorships, limited liability companies, joint ventures or similar business activities.

2.	Investments are permitted in public companies which are customers or suppliers, if the securities of the company are listed on an organized exchange or are traded in the over-the-counter market or if it is otherwise evident that such investments are not being made on terms that are any more favorable than those terms available to the general public, subject, however, to the following restrictions:

a.	Caution should be exercised by each Representative to ensure that the nature and amount of such permitted investments are in such amounts as are prudent for a person maintaining a financial condition entirely within conservative limits.

b.	Acceptance of preferential treatment in the form of an allocation of “hot” issues that are, or may become, in such demand that the broker, investment banker, issuer or other seller of such securities could reasonably expect to receive or has already received favorable treatment by reason of making the allocation available is prohibited.

3.	Investments in “limited partnership interests” will be permitted if it is evident that such investments are not being made on terms more favorable than those that are available to the general public. In the case of “limited partnership investments”, it would be important that an individual’s investment be only one of several such interests sold to the general public and in such amounts as are prudent for a person maintaining a financial condition entirely within conservative limits.

4.	Personal investments or investments of immediate family members should never involve the use of any confidential information which might be considered to be “insider information,” i.e. information not publicly disclosed.

5.	Investment activity involving pledging or hypothecating stock and trading in brokerage margin accounts is permitted only if done in a financially responsible manner, executed in accordance with all federal regulations, including Federal Reserve Regulations T, U and X, and all applicable Company and Bank policies, including those governing insider trading, confidentiality and the SEC Short-Swing Profit Rule.

D.	Outside Activities

Representatives must keep outside business activities, such as a second job or self-employment, completely separate from a Representative’s activities with Ocean First. Representatives have been and are encouraged to be active and involved participants in their community. Such activities should be limited by the person’s own interests and reasonable time requirements. Representatives are discouraged, however, and may be prohibited from engaging in any outside interest or employment to the extent that it will divert time or attention from or adversely impact the performance of Bank duties. Representatives may not use company assets, facilities, materials or the services of other employees for outside activities unless specifically authorized by the company, such as for volunteer work.

E.	Board Directorships and Partnerships

Except for religious or non-profit organizations, no Representative shall serve as a director of a board, without approval of the Bank’s Board of Directors.

F.	Improper Payments

OceanFirst prohibits making payments to any governmental, political, business or labor organization or individual, except as authorized by law. Use of any Bank personnel or resources in violation of any federal, state or local law or regulation or personnel policy is strictly prohibited.

G.	Trade Associations and Relations with Competitors

OceanFirst will act with trade associations and competitors only on behalf of ethical and beneficial social objectives and will not participate in business activities that are or could be construed to be in violation of anti-trust laws.

H.	Advertising Policy

The content and impact of all advertising shall be accurate and in accordance with all federal and state laws to which OceanFirst is subject.

I.	Political Activity/Contributions/Political Action Committees

1.	It is OceanFirst’s policy not to contribute money, property or services to any government official, political party or candidate whether local, state or federal.

2.	OceanFirst is prohibited from offering or allowing the use of its facilities, equipment and personnel in connection with any federal, state or local election or campaign.

3.	Representatives of OceanFirst may, and are encouraged to, engage in any governmental regulatory or elective process in which they are interested. This participation may be on an individual basis, group basis or as a member of a political action committee. Each Representative may act only on his/her own behalf and shall not make any representation, direct or implied, that he/she speaks for or represents the position of OceanFirst.

The above requirements do not prohibit OceanFirst representatives from participation in and contributing to any legitimate political action committee established and operated pursuant to applicable law.

J.	Public Statements

Although OceanFirst has a policy of maintaining good relations with the news media and tries to accommodate media inquiries, information concerning the Holding Company and the Bank should not be made available to the public except in accordance with OceanFirst’s established policies concerning disclosure of information. For these and other reasons, any inquiry made about OceanFirst or a customer by the news media should be referred to a senior Bank officer or the Marketing Department.

K.	Financial Responsibility

All Representatives should conduct their financial affairs in a responsible manner so as to be above criticism.

L.	Use of OceanFirst Letterhead or Postage

No Representative may use official OceanFirst stationery or postage for personal or non-job related purposes, particularly if such use would imply endorsement by OceanFirst on a personal matter or makes reference to Bank employment in matters of personal dispute.

M.	Personal Conduct

All Representatives of OceanFirst shall be required to conduct themselves in accordance with the Standards of Conduct set forth in the Employee Handbook, as updated from time to time.

N.	Receipt of Benefits

Acceptance of gifts, favors or preferential treatment from customers or vendors of OceanFirst is prohibited, except as specifically permitted by a written policy of OceanFirst. The Bank maintains a written policy regarding receipt of benefits which must be complied with by all Representatives.

O.	Loans to Representatives

OceanFirst shall comply with applicable law, including Regulation O of the Federal Reserve Board, standard credit underwriting procedures and any policy adopted by it and applicable to loan applications received from Representatives.

P.	Transactions with the Bank/Holding Company

Except as permitted by law or approved policy, Representatives should not use their position to profit personally at the expense of OceanFirst and should not solicit or accept preferential treatment from the institution or its affiliates. Representatives should consistently seek to avoid any transaction which would give the appearance of preferential treatment or usurpation of OceanFirst policy. Whenever a Representative enters into a transaction with the Holding Company or the Bank in which there will be an exchange of consideration outside of the normal employer/employee or director relationship, the Board shall first review and approve such transaction and note same in the minutes. In approving any transaction, the Board should consider the following:

1.	whether the Representative obtained a deal that was more favorable to him/her than otherwise available to the general public,

2.	whether the transaction creates an actual conflict of interest or the appearance of a conflict of interest,

3.	whether the Board of Directors was fully informed of the transaction and approved it (with the interested party abstaining) after full discussion, and

4.	whether OceanFirst complied with all applicable laws or regulations governing the transaction, including any required prior written regulatory approval.

Q.	Obligations Regarding Financial Information, Records and Disclosures

All Representatives, including in particular, the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Controller, (the “Senior Financial Officers”) shall:

1.	provide full, fair, accurate, timely and understandable disclosure in reports and documents that OceanFirst files with or submits to the Securities and Exchange Commission;

2.	comply with rules and regulations of federal, state and local governments and other regulatory agencies that affect the conduct of OceanFirst business and its financial reporting;

3.	act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing the Representative’s independent judgment to be subordinated;

4.	share knowledge and maintain skills relevant and necessary to carry out the Representative’s duties at OceanFirst; and

5.	promptly bring to the attention of General Counsel any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize and report financial data; or (b) any fraud, dishonesty, illegality or unethical conduct, whether or not material, that involves management or other employees who have a role in the company’s financial reporting, disclosures or internal controls.

R.	Accounting or Auditing Matters

Concerns or complaints regarding questionable accounting or auditing matters should be reported in accordance with the Complaint Procedure established by the Audit Committee, a copy of which is attached as Exhibit A.

S.	Compliance

It is the policy of OceanFirst and the obligation of each Representative to comply with all applicable laws, rules and regulations to which OceanFirst is subject, including, without limitation, employment, harassment, discrimination, safety, securities, consumer protection, privacy and banking laws. It is the further obligation of each Representative to comply with all policies and procedures of OceanFirst which are designed to establish compliance with applicable laws.

T.	Code Violations

Representatives are obligated to report violations of this Code promptly to the Representative’s immediate supervisor or the Human Resources Manager, as appropriate, who shall confidentially and promptly investigate allegations and, if warranted, initiate remedial action. There shall be no retaliation against any Representative who reports an alleged violation of the Code of Ethics in good faith.

U.	Securities Policies and Insider Trading

OceanFirst maintains a policy on insider trading and confidentiality of information that provides more complete guidance on the subject of insider trading, including rules on trading in company securities by individuals who have access to certain financial information. Engaging in insider trading or providing confidential information that is used in insider trading is illegal and can result in substantial fines and criminal penalties.

Directors and executive officers are also directed to review Holding Company policies on trading and filing responsibilities including the SEC Short-Swing Profit

Rule, Short Sale Restrictions and Filing Responsibilities Compliance Program which applies to OceanFirst directors and executive officers, who must comply with these policies.

V.	Amendments or Waivers for Directors, Senior Financial Officers and Executive Officers

Waivers of any requirement of this Code of Ethics will be extremely rare. Requests for waivers by any Director, Senior Financial Officer or Executive Officer as defined under SEC Rules and Regulations, must be presented in writing to the Board of Directors for approval. If the Board approves a waiver to the Code of Ethics at the request of a Director, a Senior Financial Officer or Executive Officer, the waiver shall be disclosed and reported on Form 8-K or otherwise as authorized by the SEC, within 5 business days.

Any amendment to the Code of Ethics that applies to Directors, Senior Financial Officers and Executive Officers must be approved by the Board of Directors, disclosed and reported on Form 8-K or otherwise as authorized by the SEC, within 5 business days.

V.	ADMINISTRATION AND RESPONSIBILITY FOR COMPLIANCE

The primary accountability and responsibility for this Code of Ethics and Standards of Personal Conduct Policy rests with each Representative. Each OceanFirst supervisor and manager has the additional responsibility to demonstrate by example what compliance with this Policy means. Failure to adhere to the Code will result in disciplinary action, which may include termination of a Representative’s employment or relationship with OceanFirst.

Exhibit A

Complaint Procedures for Accounting and Auditing Matters

OceanFirst (the “Company”) encourages individuals, including all employees, to raise concerns regarding any suspected violations of accounting, accounting controls or auditing standards and practices as provided in these Procedures. Any employee may submit a good faith complaint regarding accounting or auditing matters to the Company without fear of dismissal or retaliation of any kind. The Company’s Audit Committee will oversee treatment of employee concerns in this area.

The Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”); and (2) confidential and anonymous submission by employees of concerns regarding questionable Accounting Matters.

Receipt of Complaints Regarding Accounting Matters

1.	Individuals may report their complaints or concerns regarding Accounting Matters, on a confidential or anonymous basis, if desired, in writing to the General Counsel of the Company at OceanFirst Bank, 975 Hooper Avenue, Toms River, NJ, 08753, or by calling the General Counsel at (732) 240-4500, extension 7508. The General Counsel shall immediately notify the Chairman of the Audit Committee of all complaints.

2.	Employees may also forward complaints or concerns regarding Accounting Matters on a confidential or anonymous basis, if desired, to the Audit Committee of the Company through regular mail marked CONFIDENTIAL and addressed as follows:

Chairman of the Audit Committee

OceanFirst Bank

975 Hooper Avenue

Toms River, NJ 08753

Scope of Matters Covered by These Procedures

These procedures relate to concerns or complaints of individuals, including employees, relating to questionable Accounting Matters, including, without limitation, the following:

1.	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

2.	fraud or deliberate error in the recording and maintaining of financial records of the Company;

3.	deficiencies in or noncompliance with the Company’s internal accounting control;

4.	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

5.	deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

Upon receipt of a complaint, the Chairman of the Audit Committee will direct General Counsel to (i) determine whether the complaint actually pertains to Accounting Matters; and (ii) when possible, acknowledge receipt of the complaint to the sender. Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the General Counsel or such other persons as the Audit Committee determines to be appropriate in its sole discretion. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of the employee with respect to good faith reporting of Accounting Matters.

Reporting and Retention of Complaints and Investigations

At the direction of the Audit Committee, the General Counsel will maintain a log of all complaints, tracking their receipt, investigation and resolution, and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and the log will be maintained in compliance with the Company’s document retention policy.